Exhibit 99.1

National Interstate Corporation Announces Quarterly Dividend

RICHFIELD, Ohio, August 11, 2011—National Interstate Corporation (Nasdaq: NATL) announced that its Board of Directors approved a $0.09 per share dividend payable on September 12, 2011 to shareholders of record of the Company’s common stock as of the close of business on August 29, 2011.

The Company has paid a dividend each quarter since the 2005 fourth quarter and increased it annually during the first quarter each year beginning in 2006.

About National Interstate Corporation

National Interstate Corporation (Nasdaq:NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the two primary insurers, National Interstate Insurance Company and Vanliner Insurance Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE:AFG) (Nasdaq:AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com